EXHIBIT 10(C)(5)

                              EMPLOYMENT AGREEMENT
                              --------------------

        This Agreement, made this 10th day of March A.D., 1983, effective as of January 1st, 1983, by and between Lawson Products, Inc., a corporation organized and existing under the Laws of Delaware, hereinafter called the "Company" of one part, and of Jeffrey Belford of Roselle, Illinois, hereinafter called "Belford" of the other part.

        WITNESSETH:

         Whereas Belford has been affiliated with the Company since December 29, 1980, and presently occupies the position of Director of Fastener Engineering; and

         Whereas, due to the uncertainty of life and understandable desire of Belford to provide as best he can for the future security of himself and his family, and, therefore, to put into writing for the permanent record various matter which heretofore have been unwritten but understood between the Company and Belford;

         Now, therefore, it is agreed that:

         A. Belford shall presently continue as Director of Fastener Engineering and perform such other functions as may be assigned and accept, with all rights and privileges appertaining thereto;

         B. During his employment, Belford shall actively devote the whole of his time, as required by the Company, to the business of the Company, and shall use his best efforts and endeavors to promote the interest and Welfare of the Company at all times;

         C. Belford shall, at all times, conduct himself in a manner reflecting credit upon himself and the Company and he will refrain from any conduct which would cause disparagement of himself or the Company;

         D.       He will not, during his employment, and for a period' of one
                  (1) year after the termination of his employment, discuss to any person whatsoever any information relating to the Company or its customers or any trade secrets of which he shall become possessed while acting for the Company in any capacity:

         E. He will not, during the period referred to in D, without the written permission of the Board of Directors, directly or indirectly, individually or in combination with others with respect to any other company carrying on a business similar to that of the Company or its parent or any direct or indirect subsidiary of the parent ("Affiliated Company"):

                  (a) Hold or deal in the shares of any such company which is privately owned, or

                  (b) Hold or deal in (except for investment purposes only, and not to the extent in the aggregate of a controlling interest) the shares of any such company which is publicly owned;

         B. The basis of compensation shall be no less than $62,500 . and, starting with January 1, 1984, an increase of no less than 8% annually for three (3) years and thereafter, as determined by the Company, subject to such increases being permissible under the existing laws and regulations.

         C. Belford covenants that, during and within one (1) year following termination of his employment for whatever reason, he will not directly or indirectly carry on for himself or be associated in any capacity with any business, whether it be corporation, partnership, or individual operation, which business competes with that of the Company or any Affiliated Company, with respect to the products handled or the customers sold or both and he will not engage in any activities which will be detrimental or contrary to the best interest of the Company or any Affiliated Company.

         These hereinabove recited covenants (A through G, inclusive) are of the essence of this Agreement and the breach of any or all shall give rise to a cause of action or defense, either in law or equity, for the aggrieved party, and for the immediate termination of employment.

         Belford further covenants and agrees that, in the event of a breach or violation on his part of the above covenants, a suit in equity may be instituted to obtain an injunction and that a temporary restraining order or injunction may be granted immediately upon the commencement of any such suit without notice. This remedy is in addition to any other remedies, legal or equitable, available to the Company.

         Each party shall be entitled to two (2) years notice by registered or certified mail directed to the regular mailing address in the event termination shall be required by either party, except that in the event of breach by Belford of any of the covenants, A to G, inclusive, advance notice of termination by the Company shall not be required.

         In addition, Belford is to receive a paid vacation of two (2) weeks annually, for five (5) years and thereafter three (3) weeks annually, plus the following benefits as presently in effect; Hospitalization and Major Medical, Long Term Disability, Profit Sharing, Life Insurance Policy, in the amount of $50,000 with Double Indemnity. In addition, an Accidental Death Policy is carried by the Company whereby the sum of $100,000 is paid to the family of Belford in the event of accidental death. This coverage will continue as long as this Accident Policy is carried by the Company.

         This is a contract for personal services and , in the event Belford shall become incapacitated in accordance with the terms of his Long Term Disability Policy provided by the Company, and unable to perform his normal duties and it becomes necessary to have another man act in the place of Belford, Belford shall be paid 100% of his salary for a period not to exceed six (6) months and one-half of his salary for the ensuing two and one-half (2-1/2) years. In every instance, under this Agreement, the amounts payable under the Long Term Disability Policy are to be applied as credits for the Company against the amounts to be received by Belford whether for a short term or a long term incapacity.

         In the event Belford should suffer a premature demise while in the employ of the Company, and prior to his having given notice of termination of services, as provided above, Lawson Products, Inc., will continue to pay to his designated beneficiary, or if none, to the personal representative of his estate, an amount equal to one-half (1/2) his annual salary for a period of one
(1) year, in equal semi-monthly installments, payable on the 10th and 25th respectively. This additional payment is agreed to in consideration of the services rendered over and above that which is called for in the ordinary performance of one's duties, and for which Belford has not been and will not be compensated for during his lifetime, and the Company makes this provision for payment covering such services.

         The Agreement constitutes and expresses the whole agreement of said parties hereto in reference to any employment of Belford by the Company and-in reference to any of the matters or things herein provided for or hereinabove discussed or mentioned, in reference to such employment--all representations and understandings relative hereto having been merged herein.

         This Agreement is to be construed in accordance with the Laws of the State of Illinois and, in the event any portion of it is or shall be deemed invalid or unenforceable in any State, such invalidity or lack of enforceability shall not render the remaining portion of this Agreement invalid or unenforceable in said State or elsewhere.

         In witness whereof the parties have hereto set their hands and seals the day and year first herein above written.


                                                     LAWSON PRODUCTS, INC.


                                                     By:
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